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ARAMARK BOARD OF DIRECTORS ELECTS LEONARD CEO,

NEUBAUER EXECUTIVE CHAIRMAN

Philadelphia, PA, October 28, 2003 – ARAMARK Corporation (NYSE: RMK), a world leader in managed services, today announced that its Board of Directors has elected William Leonard, the company’s President and Chief Operating Officer, as its new President and Chief Executive Officer, effective January 1, 2004. At that time, Joseph Neubauer, Chairman and Chief Executive Officer, will become the company’s Executive Chairman of the Board.

Leonard, 55, was also elected to the ARAMARK Board of Directors, effective immediately, increasing the size of the Board to 12 members.

“Joe and Bill have worked together and delivered outstanding results for more than 20 years at ARAMARK, and the Board is very pleased with this senior management succession plan,” said James E. Preston, head of ARAMARK’s Corporate Governance and Human Resources Committee of the Board, and Retired Chairman, Avon Products, Inc. “Joe’s leadership on this issue for the past several months has been critical, and we are gratified that the company will have his continued, active involvement.”

Bill Leonard

Leonard joined ARAMARK in 1982 as President of the company’s former transportation business. Throughout the years, he has held positions of increasing responsibility, including appointments as Executive Vice President and President of ARATEX Services, Inc., now called ARAMARK Uniform Services, in 1992, and Executive Vice President and President of Food and Support Services in 1993. In 1997, he was named President and Chief Operating Officer with worldwide responsibility for all major ARAMARK operations in food and facilities management, as well as in uniform and career apparel. He has also been instrumental in the company’s acquisition strategy, including Fine Host, Clinical Technology Services, and the management services division of The ServiceMaster Company.

Leonard will be the fourth Chief Executive Officer in the company’s history.

“I am delighted to continue my partnership with Joe and I am honored to be named President and Chief Executive Officer of ARAMARK. I also look forward to leading our 200,000 people in a way consistent with our current strategy,” Leonard said. “I’m extremely proud of the work the leadership team has done over the past 20 years, focusing on world-class service for our clients and customers. We are better positioned today than at any point in our history to take full advantage of the clear trends toward outsourcing of management services. I believe our prospects for creating growth and providing outstanding customer service are very exciting in our global marketplace.”

Joe Neubauer

Neubauer, 62, has been Chairman and Chief Executive Officer of ARAMARK since 1984, and has led the company from annual revenues of $3.5 billion to today’s record sales level in excess of $9 billion worldwide.

Commenting on the Board action, Neubauer said, “Bill Leonard is an outstanding leader who has led all of our businesses in achieving record operating and financial performance. Over the past 20 years, he has consistently developed first-rate management teams, and he and I have shared a common vision and a set of core values for ARAMARK. Now is his time to drive us to continued future success. I look forward to supporting Bill as he leads ARAMARK over the next several years.”

Neubauer added, “I believe that our future prospects have never been brighter. By listening to our customers and clients, we now offer them the broadest platform of highly-valued services. We plan to continue to bring our client-centric approach to our target markets around the world.

“With this planned transition now moving forward,” Neubauer continued, “I will remain deeply involved with the company, continuing to assist with the development of our executive management team, increasing my level of direct client and customer contact, leading our corporate governance initiatives, developing strategy, participating in investor and public policy efforts, and maintaining my position as a major shareholder.”

About ARAMARK

ARAMARK Corporation is a world leader in providing award-winning food and facilities management services to health care institutions, universities and schools, stadiums and arenas, international and domestic corporations, as well as providing uniform and career apparel.

In FORTUNE Magazine’s 2003 survey of the “Most Admired Companies in America,” ARAMARK ranks No. 1 in the outsourcing services category and is No. 10 among all companies included in the survey by overall score as evaluated by peers within the industry. Headquartered in Philadelphia, ARAMARK has approximately 200,000 employees serving clients in 18 countries.

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